UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2022

Right On Brands, Inc.
(Name of Registrant as Specified in its Charter)

Nevada	45-1994478
(State or Other Jurisdiction)	(IRS Employer Identification Number)

6501 Dalrock Road

Rowlett Texas 75089

 (Address of principal executive offices)

214-299-9528

(Registrant’s Telephone Number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.01 OTHER AMENDMENTS TO ARTICLES OF INCORPORATION

The Board of Directors and majority shareholders have approved a reverse split of 1-250 shares and declares that it is in the best interest in the company and its shareholders of the Company, to effect Reverse stock split and to do with an effective Date of January 14, 2023; a Declaration Date of January 15, 2023; a Record Date of January 17; and a Payment Date of January 28, 2023.

That no fractional shares will be issued to those shareholders whose shareholdings following the reverse stock split will not be a whole number, such fractional shares to be rounded up to the nearest whole number, and that such reverse split shall have no effect not shall it result in a corresponding decrease in the number of shares of Common Stock which the Company has authority to issue pursuant to its Articles of Incorporation, and that shares in street name shall not be treated differently than shares registered to a beneficial holder; and that after giving effect to the Reverse Stock Split the amount of the total authorized capital stock of the Corporation shall still be one hundred ten million (110,000,000) shares consisting of one hundred million (100,000,000) authorized shares of Common Stock, no par value, and ten million (10,000,000) shares of Preferred Stock, par value $0.001 per share; ten million (10,000,000) shares of which shall remain. series A preferred stock, par value $0.0001 per share, maintaining voting rights equal to 50% plus 1 votes of all votes in any common stock vote and conversion rate of 5 common shares for every 1 preferred share converted. that all certificates of designation in effect of any class of preferred shares in effect before the Reverse Stock Split will remain in effect unchanged after the Reverse Stock Split.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Right On Brands, Inc.

/s/ Jerry Grisaffi
Jerry Grisaffi
Chief Executive Officer
Date: December 27, 2022

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